Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of June 30, 2014

North and Central American Operations
Ameri-Kart Corp.	Kansas
- WEK South Corp	North Carolina
Ameri-Kart (MI) Corp.	Michigan
Buckhorn Inc.	Ohio
- BRP Hannibal Inc.	Missouri
CA Acquisition Inc.	Canada
Crown US Acquisition Company	Ohio
Grower Express Trucking, Inc.	Ohio
Jamco Products, Inc.	Illinois
Lone Star Plastics, Inc.	Nevada
- Amerikan LLC	Florida
- Kord USA, Inc.	South Carolina
- Texon Polymer Group, Inc.	Texas
- WhiteRidge Plastics, LLC	North Carolina
MYE Automotive, Inc.	Delaware
- MRP, Inc.	Michigan
- WEK Industries, Inc.	Delaware
MYE Canada Operations Inc.	Canada
MYECAP Financial Corp.	Ohio
MYELux, LLC	Ohio
Myers do Brasil Embalagens Plasticas Ltda.	Brazil
Myers Holdings Brasil Ltda. (99%)	Brazil
Myers Logistics Inc.	Ohio
Myers Tire Supply International, Inc.	Ohio
- Myers de El Salvador S.A. De C.V. (75%)	El Salvador
- Orientadores Comerciales S.A.	Guatemala
- Myers de Panama S.A.	Panama
- Myers TSCA, S.A.	Panama
Myers de El Salvador S.A. De C.V. (25%)	El Salvador
Myers Tire Supply Distribution, Inc.	Ohio
MyersTireSupply.com, Inc.	Ohio
Patch Rubber Company	North Carolina
Plasticos Novel do Nordeste S.A.	Brazil
Plasticos Novel do Parana S.A.	Brazil
Productivity California, Inc.	California

Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of June 30, 2014

Reported Operating Division of Myers Industries, Inc. and Subsidiaries
Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio
Myers Lawn and Garden Group, FKA Dillen Products (of Myers Industries, Inc.)	Middlefield, Ohio
Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio
Buckhorn Canada (of MYE Canada Operation Inc.)	Ontario, Canada
Myers Tire Supply Canada (of MYE Canada Operations Inc.)	Ontario, Canada
ITML Horticultural Products (of MYE Canada Operations Inc.)	Ontario, Canada